Exhibit 99

Contacts:
Bassett Furniture Industries, Inc. P.O. Box 626 Bassett, VA 24055	J. Michael Daniel Senior Vice President and Chief Financial Officer (276) 629-6614 – Investors mdaniel@bassettfurniture.com Peter D. Morrison Vice President of Communications (276) 629-6450 – Media

For immediate release

Bassett Announces Additional Cost Structure Reductions and Updates Progress on Restructuring Plan

(Bassett, Va.) – November 20, 2024 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today certain work force reductions designed to both streamline operations and better match the Company’s cost structure to the current rate of business. Through a combination of layoffs and retirements throughout the organization, this workforce reduction will result in approximately $2.5 million in annual savings. Including this action, Bassett has reduced its headcount by 11% over the past year. The Company expects to record an associated $500,000 severance charge in the current quarter.

The Company further announced that it continues executing on its five-point restructuring plan announced on July 10, 2024 which is projected to provide between $5.5 million and $6.5 million of annual cost savings. Specifically, those points include:

●	Drive organic growth through Bassett-branded retail locations, omni-channel capabilities, and enhanced customization positioning to expand dedicated distribution footprint.
●	Rationalize US wood manufacturing from two locations into one primary location, supported by a small satellite operation.
●	Optimize inventory and drop unproductive lines.
●	Improve overall cost structure and invest capital in refurbishment of current retail locations.
●	Close the Noa Home e-commerce business.

Coupled with the work force reductions discussed above, annual savings are now projected to be between $8.0 million and $9.0 million.

“The cutback announced today reinforces our commitment to press on with the restructuring plan we announced back in July,” commented Rob Spilman, Chairman and CEO. “These decisions were quite difficult as several long-time associates were involved. While we have not seen a measurable uptick in orders, the actions that we have already taken have begun to yield better results. We were pleased with the reception that our new products received at the Fall High Point Furniture Market and look forward to those items hitting retail floors in early 2025. Nevertheless, we remain focused on the cost reductions that have been previously communicated.”

“Specifically, we have completed the consolidation of our Virginia based wood production facilities and have seen better performance from the remaining concern the past two months,” continued Spilman. “Noa Home, our Canada-based e-commerce furniture foray has officially shut down and we are liquidating remaining inventory. We received several new commitments for our Bassett Design Studio concept at the Market and our e-commerce sales have consistently grown the past five months. We head into fiscal 2025 with our strong balance sheet intact and resolved to improve our financial results no matter what the overall economy presents.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET) is a leading manufacturer and marketer of high-quality home furnishings. With 87 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the third fiscal quarter of 2024, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information, as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance